As filed with the Securities and Exchange Commission on August 30, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE CHILDREN’S PLACE RETAIL STORES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	31-1241495
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

500 Plaza Drive, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

The Children’s Place Retail Stores, Inc. 2011 Equity Incentive Plan
(Full title of the plan)

BRADLEY P. COST, ESQ.
Senior Vice President, General Counsel and Secretary
The Children’s Place Retail Stores, Inc.
500 Plaza Drive
Secaucus, New Jersey 07094
(201) 558-2400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with a copy to:

TRACEY A. ZACCONE, ESQ.

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.10 per share	2,000,000	$38.99	$77,980,000	$9,053.47

(1)                              Pursuant to Rule 416(a) under the Securities Act of 1933, shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered by this registration statement are also registered hereunder.

(2)                              Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(h) and Rule 457(c) of the Securities Act, based on the market value of the shares of The Children’s Place Retail Stores, Inc. (“The Children’s Place”) common stock, as follows: the product of (i) $38.99 (the average of the high and low sales prices of The Children’s Place common stock on the Nasdaq National Market on August 23, 2011) and (ii) 2,000,000  (the maximum number of shares issuable under the The Children’s Place 2011 Equity Incentive Plan).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the The Children’s Place Retail Stores, Inc. 2011 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3.         Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).

We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents, which are filed with the Commission:

•        The registrant’s Annual Report on Form 10-K for the fifty-two weeks ended January 29, 2011;

•        The registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2011;

•        The registrant’s Current Reports on Form 8-K filed February 11, 2011, March 9, 2011, March 30, 2011, May 10, 2011,  May 23, 2011 and August 18, 2011 (but only as to Item 1.01 therein); and

•        The description of the registrant’s common stock to be offered hereby which is contained in the registration statement filed on Form 8-A with the Commission on September 18, 1997, under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.  The by-laws and certificate of incorporation of the registrant provide that the registrant will indemnify each director and officer and may indemnify employees and agents, as determined by its board of directors, to the fullest extent provided by the laws of the State of Delaware.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. The registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and the registrant’s amended and restated certificate of incorporation and amended and restated by-laws.

Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.  The certificate of incorporation of the registrant provides that, to the fullest extent permitted by applicable law, a director will not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

The registrant has entered into indemnification agreements with certain of its directors and members of senior management.  These indemnification agreements may require the registrant, among other things, to indemnify each such director and management member for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director and management member in any action or proceeding arising out of such person’s service as one of the registrant’s directors or members of management.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit Number	Description
4.1

Amended and Restated Certificate of Incorporation of The Children’s Place Retail Stores, Inc. dated July 29, 2008 (incorporated by reference to Exhibit 10.5 of the registrant’s Quarterly Report on Form 10-Q for the period ended August 2, 2008 filed with the Commission on September 9, 2008)

4.2

Fourth Amended and Restated By-laws of The Children’s Place Retail Stores, Inc. (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K filed with the Commission on June 9, 2009)

4.3*	The Children’s Place Retail Stores, Inc. 2011 Equity Incentive Plan

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

23.1*	Consent of BDO USA, LLP, independent registered public accounting firm

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 5.1)

*                 Filed herewith.

Item 9.         Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Secaucus, New Jersey, on August 30, 2011.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ JANE T. ELFERS
Name: Jane T. Elfers
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ NORMAN MATTHEWS	Chairman of the Board	August 30, 2011
Norman Matthews

/s/ JANE T. ELFERS	President, Chief Executive Officer and Director	August 30, 2011
Jane T. Elfers	(A Principal Executive Officer)

/s/ BERNARD L. McCRACKEN	Vice President, Corporate Controller and	August 30, 2011
Bernard L. McCracken	Interim Principal Accounting Officer (A Principal Accounting Officer)

/s/ JOHN E. TAYLOR	Vice President, Finance and Interim Principal	August 30, 2011
John E. Taylor	Financial Officer (A Principal Financial Officer)

/s/ JOSEPH ALUTTO	Director	August 30, 2011
Joseph Alutto

/s/ JOSEPH GROMEK	Director	August 30, 2011
Joseph Gromek

/s/ MALCOLM ELVEY	Director	August 30, 2011
Malcolm Elvey

/s/ ROBERT FISCH	Director	August 30, 2011
Robert Fisch

/s/ LOUIS LIPSCHITZ	Director	August 30, 2011
Louis Lipschitz

/s/ SALLY FRAME KASAKS	Director	August 30, 2011
Sally Frame Kasaks

/s/ JAMIE IANNONE	Director	August 30, 2011
Jamie Iannone

EXHIBIT INDEX

Exhibit Number	Description
4.1

Amended and Restated Certificate of Incorporation of The Children’s Place Retail Stores, Inc. dated July 29, 2008 (incorporated by reference to Exhibit 10.5 of the registrant’s Quarterly Report on Form 10-Q for the period ended August 2, 2008 filed with the Commission on September 9, 2008)

4.2

Fourth Amended and Restated By-laws of The Children’s Place Retail Stores, Inc. (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K filed with the Commission on June 9, 2009)

4.3*	The Children’s Place Retail Stores, Inc. 2011 Equity Incentive Plan

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

23.1*	Consent of BDO USA, LLP, independent registered public accounting firm

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 5.1)

*                 Filed herewith.